UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2008

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33061	94-2873391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Wind River Way, Alameda, California 94501

(Address of principal executive offices, including zip code)

(510) 748-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 15, 2008, Wind River Systems, Inc. (the “Company”) completed the acquisition of approximately 99% of the outstanding shares of MIZI Research, Inc., a Korean company (“MIZI”), pursuant to the terms of the previously announced Share Purchase Agreement, dated as of August 26, 2008 (the “Share Purchase Agreement”), among the Company, MIZI and certain shareholders of MIZI, and related agreements. The Company paid approximately $16 million in cash to acquire the MIZI shares.

The foregoing description of the Share Purchase Agreement is not a complete description of the agreement and is qualified by reference to the full text of the Share Purchase Agreement, which the Company has furnished as an exhibit to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

At a meeting held on October 14, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved certain amendments to (i) the Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan, (ii) the Wind River Systems, Inc. Executive Officers’ Change of Control Incentive and Severance Benefit Plan, (iii) the Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan, (iv) the Executive Employment Agreement, dated November 5, 2003, by and between Kenneth Klein, the Company’s Chief Executive Officer and the Company (the “Klein Employment Agreement”), and (v) the Offer Letter, dated January 30, 2007, between Ian Halifax, the Company’s Chief Financial Officer and Senior Vice President and the Company (the “Halifax Offer Letter”), primarily (a) to bring such plans and agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”) and with the Employee Retirement Income Security Act of 1974 (“ERISA”), and (b) to address the treatment of outstanding restricted stock units under such plans and agreements in a manner consistent with the treatment of outstanding stock options under such plans and agreements. Section 409A is the tax law enacted in 2004 governing “nonqualified deferred compensation” arrangements that imposes an additional tax and penalties on service providers (including employees and directors) if a covered arrangement does not comply with Section 409A. Such plans and agreements were amended to, among other things, reflect new rules governing the timing of certain payments. The Compensation Committee also approved certain additional amendments, related to severance benefits and full acceleration of equity awards under certain circumstances, in the Halifax Offer Letter on or following a change of control of the Company. The approved amendment to the Klein Employment Agreement was signed by the Company and Mr. Klein on October 16, 2008. The approved amendment to the Halifax Offer Letter was signed by the Company and Mr. Halifax on October 16, 2008.

The foregoing description of the amendments to such plans and agreements is not a complete description of the changes and is qualified by reference to the full text of such plans and agreements, which the Company has furnished as exhibits to this Current Report on Form 8-K.

Item 8.01	Other Events.

On October 16, 2008, Wind River issued a press release announcing the completion of the acquisition of approximately 99% of the outstanding shares of MIZI. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

To the extent required by this Item 9.01(a), the financial statements with respect to the acquisition reported in Item 2.01 will be filed by an amendment to this report within 71 calendar days after the date this report was required to be filed with respect to the acquisition reported in Item 2.01.

(b)	Pro Forma Financial Information.

To the extent required by this Item 9.01(b), the pro forma financial information with respect to the acquisition reported in Item 2.01 will be filed by an amendment to this report within 71 calendar days after the date this report was required to be filed with respect to the acquisition reported in Item 2.01.

(d)	Exhibits.

Exhibit No.	Description

10.1	Share Purchase Agreement, dated as of August 26, 2008 by and among the Company, MIZI and certain shareholders of MIZI.

10.2	Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan and Summary Plan Description, as amended and restated as of October 14, 2008.

10.3	Wind River Systems, Inc. Executive Officers’ Change of Control Incentive and Severance Benefit Plan and Summary Plan Description, as amended and restated as of October 14, 2008.

10.4	Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan, as amended and restated as of October 14, 2008.

10.5	Amendment to Executive Employment Agreement, dated October 16, 2008, by and between Wind River Systems, Inc. and Kenneth Klein.

10.6	Amendment to Offer Letter, dated October 16, 2008, between Wind River Systems, Inc. and Ian Halifax.

99.1	Text of Press Release issued by Wind River Systems, Inc., dated October 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2008	WIND RIVER SYSTEMS, INC.

	By:	/s/ Ian R. Halifax
Ian R. Halifax
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Share Purchase Agreement, dated as of August 26, 2008 by and among the Company, MIZI and certain shareholders of MIZI.

10.2	Wind River Systems, Inc. Vice Presidents’ Severance Benefit Plan and Summary Plan Description, as amended and restated as of October 14, 2008.

10.3	Wind River Systems, Inc. Executive Officers’ Change of Control Incentive and Severance Benefit Plan and Summary Plan Description, as amended and restated as of October 14, 2008.

10.4	Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan, as amended and restated as of October 14, 2008.

10.5	Amendment to Executive Employment Agreement, dated October 16, 2008, by and between Wind River Systems, Inc. and Kenneth Klein.

10.6	Amendment to Offer Letter, dated October 16, 2008, between Wind River Systems, Inc. and Ian Halifax.

99.1	Text of Press Release issued by Wind River Systems, Inc., dated October 16, 2008.